Exhibit 99.1

Summary Plan Description

Prepared for

BANK OF THE COMMONWEALTH

Introduction

Effective 04/01/2006, BANK OF THE COMMONWEALTH has amended the BANK OF THE COMMONWEALTH 401(k) PROFIT SHARING PLAN designed to help you meet your financial needs during your retirement years. The Plan was originally effective on 01/01/1993 and its plan sequence number is 001. The plan sequence number identifies the number of qualified plans that BANK OF THE COMMONWEALTH currently maintains or has previously maintained.

To become a Participant in the Plan, you must meet the Plan’s eligibility requirements. Once you become a Participant, BANK OF THE COMMONWEALTH will maintain an Individual Account for you. Each Plan Year, your account will be adjusted to reflect contributions, gains, losses, etc. The percentage of your account to which you will be entitled when you terminate employment depends on the Plan’s vesting schedule. These features are explained further in the following pages.

The actual Plan is a complex legal document that has been written in the manner required by the Internal Revenue Service (IRS) and is referred to as the Basic Plan Document. This document is called a Summary Plan Description (SPD) and explains and summarizes the important features of the Basic Plan Document. BANK OF THE COMMONWEALTH may make contributions to this Plan. In addition, you may be able to elect to reduce your annual taxable income by deferring a portion of your Compensation into the Plan as Elective Deferrals. You should consult the Basic Plan Document for technical and detailed Plan provisions. The Basic Plan Document, and not this SPD, controls the legal operation of the Plan.

If at any time you have specific questions about the Plan as it applies to you, please bring them to the attention of the Plan Administrator whose address and telephone number appears in Section One of this SPD. You may also examine the Basic Plan Document itself at a reasonable time by making arrangements with the Plan Administrator.

Contents of the Summary Plan Description

SECTION ONE	DEFINITIONS

SECTION TWO	ELIGIBILITY AND PARTICIPATION
Eligible Classes of Employees
Age and Service Requirements
How Hours of Service Are Counted
When You May Participate in the Plan

SECTION THREE	PLAN FUNDING AND ADMINISTRATION
Plan Contribution Sources, Allocations and Limitations
Compensation
Plan Administration and Management
Self Direction of Investments

SECTION FOUR	DISTRIBUTION OF BENEFITS AND VESTING
Benefit Eligibility
Distribution of Benefits
Determining Your Vested Amount
Restrictions or Penalties on Distributions
Payouts to Your Beneficiaries

SECTION FIVE	CLAIMS PROCEDURE
What to do to Receive Benefits
How to File a Claim

SECTION SIX	MISCELLANEOUS
Borrowing From the Plan
Plan Termination
Break in Service Situations

SECTION SEVEN	RIGHTS UNDER ERISA
The Rights and Protections to which a Plan Participant is Entitled
Under the Employee Retirement Income Security Act

SECTION ONE: DEFINITIONS

The following definitions are used in the text of this SPD. These words and phrases are capitalized throughout the SPD for ease of reference.

Compensation—means the earnings paid to you by BANK OF THE COMMONWEALTH that are taken into account for purposes of the Plan.

Employee—means any person employed by BANK OF THE COMMONWEALTH.

Elective Deferrals—means the dollars you put into the Plan through before-tax payroll deductions.

Employer—means BANK OF THE COMMONWEALTH, the sole proprietorship, partnership, corporation, or other entity maintaining this Plan.

Individual Account—means the contribution account established and maintained for you which is made up of all contributions made by you or on your behalf.

Matching Contribution—means a contribution made by BANK OF THE COMMONWEALTH to the 401(k) Plan on your behalf based upon your Elective Deferrals and/or your Nondeductible Employee Contributions.

Participant—means an Employee who has met the eligibility requirements, has entered the Plan, and has become eligible to make or receive a contribution to his or her Individual Account.

Salary Reduction Agreement—means the agreement you sign to authorize BANK OF THE COMMONWEALTH to deduct your Elective Deferrals from your Compensation and put them into the 401(k) Plan.

Plan—means the specific retirement plan BANK OF THE COMMONWEALTH has set up. The Plan is governed by a legal document containing various technical and detailed provisions. The Plan Administrator has a copy of the Plan document.

Plan Administrator—The Plan Administrator is responsible for directly administering the Plan. BANK OF THE COMMONWEALTH is the Plan Administrator of this Plan and is therefore responsible for the day-to-day administration and management of the Plan. To ensure efficient and sound operation and management of the Plan, BANK OF THE COMMONWEALTH has the discretionary authority to appoint other persons as may be necessary to act on its behalf or assist in performing these responsibilities. The address and phone number of BANK OF THE COMMONWEALTH is listed below.

BANK OF THE COMMONWEALTH

403 BOUSH STREET

NORFOLK, VA 23501

757-446-6907

Plan Year—means the calendar year.

Profit Sharing Contribution—means the amount contributed to the Plan on your behalf by BANK OF THE COMMONWEALTH.

SECTION TWO: ELIGIBILITY AND PARTICIPATION

ELIGIBLE CLASSES OF EMPLOYEES

Elective Deferrals

You will generally be allowed to make Elective Deferrals after having satisfied the age and service requirements and entered the Plan.

Matching Contributions

You will generally be eligible to receive Matching Contributions after having satisfied the age and service requirements and entered the Plan. Even if you satisfy the eligibility criteria, however, you are not eligible for Matching Contributions if you

•	are Employees of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage

Profit Sharing Contributions

You will generally be eligible to receive Profit Sharing Contributions after having satisfied the age and service requirements and entered the Plan. Even if you satisfy the eligibility criteria, however, you are not eligible for Profit Sharing Contributions if you

•	are ALL MEMBERS OF THE CONTROLLED GROUP

AGE AND SERVICE REQUIREMENTS

Elective Deferrals

You will become eligible to enter the Plan and begin making Elective Deferrals after you have completed 0.25 year of service for BANK OF THE COMMONWEALTH and attained the age of 21.

Matching Contributions

You will become eligible to enter the Plan and receive Matching Contributions after you have performed 0.25 year(s) of service for BANK OF THE COMMONWEALTH and attained the age of 21.

Profit Sharing Contributions

You will become eligible to enter the Plan and receive Profit Sharing Contributions after you have performed 0.25 year(s) of service for BANK OF THE COMMONWEALTH and attained the age of 21.

HOW HOURS OF SERVICE ARE COUNTED

Your hours of service are generally counted on the basis of the actual number of hours you work or for which you are entitled to Compensation.

However, your Plan requires that you perform a fractional year of service for eligibility purposes. Therefore, instead of counting hours of service for purposes of determining your number of years of eligibility service, you will receive credit for the period of time during which you are paid or entitled to pay from BANK OF THE COMMONWEALTH.

Since this is an amendment and restatement of an existing Plan, you will not be required to satisfy the eligibility requirements stated above if you were a Participant in the prior Plan.

WHEN YOU MAY PARTICIPATE IN THE PLAN

After you have met the eligibility requirements, you will become a Participant in the Plan on the applicable entry date(s). The entry dates with respect to each type of contribution permitted under the Plan are described below.

Elective Deferrals

The entry dates with regard to Elective Deferrals are the first day of the Plan Year and the first day of the fourth, seventh and tenth month of the Plan Year.

Matching Contributions

The entry dates with regard to Matching Contributions are the first day of the Plan Year and the first day of the fourth, seventh and tenth month of the Plan Year.

Profit Sharing Contributions

The entry dates with regard to Profit Sharing Contributions are the first day of the Plan Year and the first day of the fourth, seventh and tenth month of the Plan Year.

You will continue to participate in the Plan as long as you do not incur a break in service. A break in service is a period of at least 12 consecutive months during which you do not perform services for BANK OF THE COMMONWEALTH. However, no break in service will occur if the reason you did not work was because of certain absences due to birth, pregnancy or adoption of children, military service or other service during a national emergency during which your re-employment under a federal or state law is protected and you do, in fact, return to work within the time required by law.

SECTION THREE: PLAN FUNDING AND ADMINISTRATION

PLAN CONTRIBUTION SOURCES, ALLOCATIONS AND LIMITATIONS

Elective Deferrals

You may make before-tax contributions to the Plan through payroll deduction. Such contributions are called Elective Deferrals.

To begin making Elective Deferrals, you must complete and sign a Salary Reduction Agreement. Once you become eligible to participate in the Plan, BANK OF THE COMMONWEALTH will provide you with such form.

For example, assume your Compensation is $15,000. You wish to make an Employee 401(k) Contribution to the Plan and sign a Salary Reduction Agreement authorizing an Employee 401(k) Contribution of 5% of your Compensation. As a result, BANK OF THE COMMONWEALTH will pay you $14,250 as gross taxable income and will deposit your 5% Employee 401(k) Contribution (i.e., $750) into the Plan for you.

Limits on Elective Deferrals

Federal tax laws and plan documents govern the amount of Elective Deferrals that you may make. Specifically, federal law places two annual limits on the amount you may defer into a 401(k) plan—an individual limit and an average limit.

Individual Limit

Federal tax law limits the amount you can put into the Plan during each of your tax years (generally, a calendar year) to $15,500 (for 2007). This amount is indexed periodically for changes in the cost-of-living index. See your Plan Administrator for the current year’s limit. This limit applies to all Elective Deferrals you make during your tax year to any deferral plans maintained by your present or former employers.

If you defer more than you are allowed, you must submit in writing for the return of the excess to BANK OF THE COMMONWEALTH no later than March 1.

The excess amount and any earnings you may have received on the excess must be taken out of the Plan by April 15 of the year following the year the money went into the Plan. The excess amounts will be reported on Form 1099-R and will be taxable income for the year in which you put the excess into the Plan. Earnings on the excess amount will be taxable in the year distributed.

Average Limits

Tax law defines a group of an employer’s employees known as highly compensated employees. Highly compensated employees making Elective Deferrals are limited in the percent of their Compensation that they defer based on the average percent of Compensation deferred by the non-highly compensated group of employees during either the current or prior Plan Year. If these limits apply to you, BANK OF THE COMMONWEALTH will give you additional information about them.

Plan Specific Limitations

Upon completion of a Salary Reduction Agreement, your Compensation will be reduced each pay period by the percent you specify. BANK OF THE COMMONWEALTH permits you to defer a percentage of your Compensation from 1% to 100% in increments of 1% each Plan Year.

To change the amount of your Elective Deferrals, you must complete and sign a revised Salary Reduction Agreement and return it to BANK OF THE COMMONWEALTH at least 30 days before the change will take effect or a lesser number of days if BANK OF THE COMMONWEALTH permits. BANK OF THE COMMONWEALTH will establish uniform and nondiscriminatory rules regarding when you may change your Salary Reduction Agreement.

To discontinue making Elective Deferrals, you must complete and sign a revised Salary Reduction Agreement and return it to BANK OF THE COMMONWEALTH at least 30 days before the change will take effect or a lesser number of days if BANK OF THE COMMONWEALTH permits.

BANK OF THE COMMONWEALTH will establish uniform and nondiscriminatory rules regarding when you may discontinue making Elective Deferrals.

BANK OF THE COMMONWEALTH will establish uniform and nondiscriminatory rules regarding when you may resume making deferrals if you stop.

Instead of, or in addition to, making Elective Deferrals each pay period through payroll deduction, you may make Elective Deferrals by deferring into the Plan all or part of any cash bonuses you may receive during the Plan Year.

Matching Contributions

Individual Limits

Matching Contributions are Employer Contributions that are contributed to the Plan based on your Elective Deferrals. Effective 04/01/2006 (or the date you begin participating in the Plan, if later), BANK OF THE COMMONWEALTH may make Matching Contributions to the Plan equal to a percentage of your Elective Deferrals which BANK OF THE COMMONWEALTH will determine each year.

In addition, you must perform at least 1000 hours of service during the Plan Year to receive a contribution. The hour of service requirement will be waived, however, if you

•	die

•	separate from service after becoming disabled

•	separate from service after attaining normal retirement age

Finally, in order to be eligible to receive Matching Contributions, you must be employed on the last day of the Plan Year. The last day requirement will be waived, however, if you

•	die

•	separate from service after becoming disabled

•	separate from service after attaining normal retirement age

Tax law defines a group of an employer’s employees known as highly compensated employees. Highly compensated employees receiving Matching Contributions are limited in the amount of Matching Contributions which they may receive based on the average Matching Contribution (as a percent of Compensation) received by the non-highly compensated group of employees during either the current or prior Plan Year. If these limits apply to you, BANK OF THE COMMONWEALTH can give you additional information about them.

Profit Sharing Contributions

Each year, the managing body of BANK OF THE COMMONWEALTH will determine the amount, if any, which it will contribute to the Plan.

In addition, you must perform at least 1000 hours of service during the Plan Year to receive a contribution. The hours of service requirement will be waived, however, if you

•	die

•	separate from service after becoming disabled

•	separate from service after attaining normal retirement age

Finally, in order to be eligible to receive a Profit Sharing Contribution, you must be employed on the last day of the Plan Year. The last day requirement will be waived, however, if you

•	die

•	separate from service after becoming disabled

•	separate from service after attaining normal retirement age

If you satisfy the requirements and are entitled to a Profit Sharing Contribution, you will receive a pro rata allocation based on your Compensation in relation to the Compensation of all Participants entitled to Profit Sharing Contributions.

For example, assume you are one of 10 Participants in the Plan and your Compensation is $10,000. Assume further that the Compensation of all Participants when added together equals $100,000. The ratio of your Compensation ($10,000) to that of all Participants ($100,000) is 1/10. Therefore, l/10 of the contribution made by your Employer to the Plan will be allocated to your account.

Qualified Nonelective Contributions (QNECs) and Qualified Matching Contributions (QMACs)

QNECs and QMACs may be made by BANK OF THE COMMONWEALTH to satisfy special nondiscrimination rules that apply to the Plan. These contributions are fully vested when made and are subject to the same restrictions on withdrawals applicable to Elective Deferrals.

Rollover Contributions

BANK OF THE COMMONWEALTH allows you to make rollover contributions, regardless of whether you have become a Participant in the Plan. You are 100% vested in your rollover contributions at all times. However, you may not withdraw them until you incur a distribution triggering event under the Plan.

Annual Additions Limitation

In spite of the contribution/allocation formulas described earlier, federal law limits the annual amount that may be allocated to your account to the lesser of $45,000 (for 2007) or 100% of your Compensation. The $45,000 limit is adjusted periodically for changes in the cost-of-living index. See your Plan Administrator for the current year’s limit.

COMPENSATION

The definition of Compensation for plan purposes may vary for many reasons. For example, federal tax law may require use of one definition of Compensation for nondiscrimination testing and another definition for contribution allocation purposes. In addition, federal tax law permits employers such as BANK OF THE COMMONWEALTH to choose the definition of Compensation that will be used for other purposes. Regardless of the various definitions of Compensation which may be required or allowed, in the event your Compensation exceeds $225,000 per year (for plan years that begin in 2007), only the first $225,000 will be counted as Compensation under the Plan. This $225,000 cap is adjusted periodically for changes in the cost-of-living index. See your Plan Administrator for the current year’s limit.

Compensation for Employee 401(k) Contribution Purposes

BANK OF THE COMMONWEALTH has elected to use your Plan Year W-2 Compensation for purposes of calculating the amount of your Elective Deferrals. Your Compensation, however, will be adjusted as described below.

Your Compensation will include salary reduction contributions you make to a BANK OF THE COMMONWEALTH 401(k), salary deferral SEP, tax sheltered annuity, cafeteria plan, or receive as qualified transportation fringe benefits.

Compensation for Matching Contribution Purposes

BANK OF THE COMMONWEALTH has elected to use your Plan Year W-2 Compensation for purposes of calculating the amount of your Matching Contribution. Your Compensation, however, will be adjusted as described below.

Your Compensation will include salary reduction contributions you make to a BANK OF THE COMMONWEALTH 401(k), salary deferral SEP, tax sheltered annuity, cafeteria plan, or receive as qualified transportation fringe benefits.

Compensation for Profit Sharing Contribution Purposes

BANK OF THE COMMONWEALTH has elected to use your Plan Year W-2 Compensation for purposes of calculating the amount of your Profit Sharing Contributions. Your Compensation, however, will be adjusted as described below.

Your Compensation will include salary reduction contributions you make to a BANK OF THE COMMONWEALTH 401(k), salary deferral SEP, tax sheltered annuity, cafeteria plan or receive as qualified transportation fringe benefits.

In spite of the definitions of Compensation listed above, Compensation with respect to any source of money will include only that Compensation from the time you become a Participant in the Plan for ADP/ACP testing and other general Plan purposes.

PLAN ADMINISTRATION AND MANAGEMENT

All contributions made to the Plan on your behalf will be placed in a trust fund established to hold dollars for the benefit of all Participants. BANK OF THE COMMONWEALTH will establish and maintain an Individual Account for you and all Participants. Your Individual Account will be used to track your share in the total trust fund.

SELF DIRECTION OF INVESTMENTS

This Plan allows you to direct the investment of your entire Individual Account. BANK OF THE COMMONWEALTH will establish uniform and nondiscriminatory policies describing how and when you may provide investment directions.

ERISA SECTION404(c) PLAN

Your Employer intends that the retirement Plan you participate in satisfies the requirements of Sec. 404(c) of the Employee Retirement Income Security Act (ERISA) and Title 29, Code of Federal Regulations, Sec. 2550.404c-1. This means that your Employer is providing you with a variety of investment options, which allows you to choose those investments that meet your retirement savings needs. As a result, your Employer, and other people in charge of the Plan, will not be responsible for the performance of the investments that you select.

ADDITIONAL INFORMATION

You may request the following additional investment information from your Employer:

1.	a description of the annual operating expenses of each investment alternative which reduces your rate of return and the overall amount of such expenses shown as a percentage of average net assets of the investment alternative;

2.	copies of any prospectuses, financial statements and reports, and any other materials relating to the investment alternatives available under the Plan if such information is provided to the Plan;

3.	a list of the actual investments held in each investment alternative and the value of each of these individual investments (or the proportion of the investment alternative which it comprises);

4.	with respect to each individual investment which has a fixed rate of interest and is issued by a bank, savings and loan association, or insurance company, the name of the issuer of the investment and its term and rate of return;

5.	information concerning the value of shares or units in investment alternatives available to you under the Plan, as well as the past and current investment performance of the investment alternatives;

6.	information concerning the value of shares or units in investment alternatives in which you have invested your retirement plan dollars.

SECTION FOUR: DISTRIBUTION OF BENEFITS AND VESTING

BENEFIT ELIGIBILITY

Certain events must occur before you may withdraw money from the Plan. In general, benefits may be withdrawn upon termination of employment after attaining normal retirement age or upon Plan termination.

Normal retirement age under this Plan is age 65.

In addition, you may withdraw your Elective Deferrals if you

•	terminate employment before attaining normal retirement age

•	become disabled

•	attain normal retirement age but continue to work

•	attain age 59 1/2 but continue to work

•	incur a financial hardship

•	terminate employment and satisfy the early retirement age requirements

You may withdraw your vested Matching Contributions if you

•	terminate employment before attaining normal retirement age

•	become disabled

•	attain normal retirement age but continue to work

•	qualify for in-service distributions on account of financial hardship

•	terminate employment and satisfy the early retirement age requirements

•	attain age 59 1/2 but continue to work

In addition, you may withdraw your vested Profit Sharing Contributions if you

•	terminate employment before attaining normal retirement age

•	become disabled

•	attain normal retirement age but continue to work

•	qualify for in-service distributions on account of financial hardship

•	terminate employment and satisfy the early retirement age requirements

•	attain age 59 1/2 but continue to work

You will satisfy the Plan’s early retirement age requirements upon attainment of age 55.

Generally, the only financial needs that are considered to meet the financial hardship requirements are the following items: deductible medical expenses for you or your immediate family, purchase of your principal residence, payment of tuition and related educational expenses for the next 12 months of post-secondary education for you or your immediate family, or to prevent eviction from your home or foreclosure upon your principal residence. Check with your Plan Administrator to determine if any other financial needs meet the financial hardship requirements under your Plan. A hardship distribution cannot exceed the amount of your immediate and heavy financial need and you must have obtained all distributions and all nontaxable loans from all Plans maintained by BANK OF THE COMMONWEALTH prior to qualifying for a hardship distribution. Hardship distributions are subject to a 10% penalty tax if received before you reach age 59 1/2.

Your Elective Deferrals will be suspended for 12 months after receipt of the hardship distribution of Elective Deferrals.

DISTRIBUTION OF BENEFITS

Form of Payment

Payments from the Plan that are eligible rollover distributions may be taken in two ways. You may have all or any portion of your eligible rollover distribution either (I) paid in a direct rollover to an individual retirement account or another employer plan or (2) paid to you. If you choose to have your Plan benefits paid to you, you will receive only 80% of the payment, because BANK OF THE COMMONWEALTH is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

BANK OF THE COMMONWEALTH will give you more information about your options around the time that you request your payout from the Plan. That information will, among other things, define an eligible rollover distribution.

If you terminate employment and your vested Individual Account (i.e., the amount of money in the Plan you are entitled to) is eligible to be rolled over, is more than $1,000, but is no more than $5,000, and you do not elect to receive your distribution from the Plan in either a single lump sum or a direct rollover, your benefits will be paid as a direct rollover to an individual retirement account. BANK OF THE COMMONWEALTH will select an individual retirement account trustee, custodian or issuer that is unrelated to BANK OF THE COMMONWEALTH, establish the individual retirement account with the trustee and make the initial investment choices for the account.

If your vested Individual Account is more than $5,000 and you request a distribution, all or a portion of your benefits under the Plan will be made in the following form(s):

•	lump sum

Timing of Benefit Payments

If the value of your Individual Account is no more than $5,000, BANK OF THE COMMONWEALTH will direct that your benefits be paid as soon as administratively feasible.

If your account is more than $5,000, your funds will be left in the Plan until you submit a written request to BANK OF THE COMMONWEALTH for payment. However, you must begin taking required minimum distributions at age 70 1/2. If you are not more than a five-percent owner, the Plan may allow you to delay taking required minimum distributions until you retire. BANK OF THE COMMONWEALTH will provide you with more information and the proper request forms.

DETERMINING YOUR VESTED AMOUNT

Amount of Benefit

Whether you receive the full value of your account(s) depends on the reason you are receiving the distribution and your vested percentage in your contributions. Your distribution will be the full value of your Individual Account (that is, you will be 100% vested) if BANK OF THE COMMONWEALTH terminates this Plan, completely discontinues contributions to the Plan, or when you become eligible for early retirement, reach normal retirement age, die or become disabled.

However, if you terminate employment and thus become eligible for a distribution from the Plan, your distribution will be only the vested amount in your Individual Account. Loss, denial or reduction of anticipated benefits may occur if you terminate employment before becoming fully vested, or if all or a portion of your benefit is set aside for an alternate payee under a qualified domestic relations order (QDRO). (Participants and Beneficiaries may obtain from BANK OF THE COMMONWEALTH without charge a copy of the Plan’s procedures governing QDRO determinations.) You may also lose your benefit if you cannot be located when a benefit becomes payable to you.

Your vested amount is determined by multiplying the value of your Individual Account subject to the plan’s vesting schedule by the applicable percentage from the vesting schedule. The vesting schedule determines how rapidly your Individual Account balance becomes nonforfeitable based on years of service.

EXAMPLE: Assume you have $10,000 subject to a vesting schedule in your Individual Account and you terminate employment when you are 40% vested. Your vested amount would be $4,000 (.40 x $10,000).

You will generally be vested in your Individual Account derived from Profit Sharing Contributions and forfeitures according to the following schedule.

Years of Vesting Service	Vested Percentage
Less than One	0%
1	20%
2	40%
3	60%
4	80%
5	100%
6	100%
7	100%

You will generally be vested in your Individual Account derived from Matching Contributions and forfeitures according to the following schedule.

Years of Vesting Service	Vested Percentage
Less than One	0%
1	20%
2	40%
3	60%
4	80%
5	100%
6	100%
7	100%

Vesting Schedule for Top-Heavy Plans

A top-heavy plan is one in which more than 60% of the value of the plan assets is credited to the accounts of certain officers, shareholders and highly paid Participants. These individuals are called key employees.

The top-heavy vesting schedule will not apply if the vesting schedule selected by your Employer provides for faster vesting. For example, if BANK OF THE COMMONWEALTH has selected the 100% vesting schedule (under which all Participants are 100% vested at all times) and the Plan becomes top-heavy, that vesting schedule selected by BANK OF THE COMMONWEALTH will remain in effect because it provides for more rapid vesting.

If the vesting schedule selected by BANK OF THE COMMONWEALTH does not provide for more rapid vesting and this plan is top-heavy, the following top-heavy vesting schedule applies to this Plan:

Years of Vesting Service	Vested Percentage
Less than One	0%
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

Years of Vesting Service

You must provide a minimum of 1000 hours of service to complete a year of vesting service. In addition, you must exceed 500 hours of service to avoid a break in vesting service.

All of your years of service with BANK OF THE COMMONWEALTH are counted for the purpose of determining your vested percentage.

Profit Sharing Contribution Forfeitures

If you are not 100% vested and receive a distribution of your Profit Sharing Contributions, the dollars left in the Plan are called forfeitures. In your Plan, forfeitures may be applied first to payment of plan administration expenses. Any remaining forfeitures will be used towards Profit Sharing Contributions. If you return to work for BANK OF THE COMMONWEALTH before incurring five consecutive one year breaks in service, you may recapture the forfeited benefit. Generally, your forfeited benefit will be restored immediately by BANK OF THE COMMONWEALTH if you have not incurred five consecutive one year breaks in service, and if you pay back to the Plan the distribution that you received.

Matching Contribution Forfeitures

If you are not 100% vested and receive a distribution of your Matching Contributions, the dollars left in the Plan are called forfeitures. In your Plan, forfeitures may be applied first to payment of plan administration expenses. Any remaining forfeitures will be used towards Matching Contributions. If you return to work for BANK OF THE COMMONWEALTH before incurring five consecutive one year breaks in service, you may recapture the forfeited benefit. Generally, your forfeited benefit will be restored immediately by BANK OF THE COMMONWEALTH if you have not incurred five consecutive one year breaks in service, and if you pay back to the Plan the distribution that you received.

RESTRICTIONS OR PENALTIES ON DISTRIBUTIONS

If you receive a distribution before reaching age 59 1/2, you must pay an additional 10% penalty tax on dollars included in income. There are, however, exceptions to the 10% early distribution penalty. Your tax advisor can assist you in determining if one of the exceptions applies to your distribution.

PAYOUTS TO YOUR BENEFICIARIES

Your beneficiary will receive the total value of your Individual Account when you die. If you are married, your spouse will automatically be your beneficiary. To choose another beneficiary, you must sign a written form listing a nonspouse beneficiary. Your spouse must give written consent to this in the presence of a notary public. Contact BANK OF THE COMMONWEALTH if you wish to choose a nonspouse beneficiary. If the vested value of your Individual Account is no more than $5,000, your beneficiary will receive a lump sum payment of the entire amount.

If the value of your vested Individual Account is greater than $5,000, your beneficiary will receive a payout(s) in a form other than a life annuity.

SECTION FIVE: CLAIMS PROCEDURE

WHAT TO DO TO RECEIVE BENEFITS

You or your beneficiary must file a written request with BANK OF THE COMMONWEALTH in order to start receiving benefits when you become eligible for them or when you die. If you do not receive a benefit to which you believe your are entitled, you should file a claim with BANK OF THE COMMONWEALTH.

HOW TO FILE A CLAIM

You may claim a benefit to which you think you are entitled by filing a written request with BANK OF THE COMMONWEALTH. The claim must set forth the reasons you believe you are eligible to receive benefits and authorize BANK OF THE COMMONWEALTH to conduct such examinations and take such steps as may be necessary to evaluate the claim.

WHAT TO DO IF YOUR CLAIM IS DENIED

Except as described below, if your claim is denied, BANK OF THE COMMONWEALTH will provide you or your Beneficiary with a written notice of the denial within 90 days of the date your claim was filed. This notice will give you the specific reasons for the denial, the specific provisions of the Plan upon which the denial is based, and an explanation of the procedures for appeal.

In the case of a claim for disability benefits, if BANK OF THE COMMONWEALTH is making a determination of whether you are disabled (as defined in the Plan), you will be notified of a denial of your claim within a reasonable amount of time, but not later than 45 days after the Plan receives your claim. The 45-day time period may be extended by the Plan for up to 30 days, if BANK OF THE COMMONWEALTH determines that an extension is necessary due to matters beyond the control of the Plan. BANK OF THE COMMONWEALTH will notify you, before the end of the 45-day period, of the reason(s) for the extension and the date by which the Plan expects to make a decision regarding your claim.

If, before the end of the 30-day extension, BANK OF THE COMMONWEALTH determines that, due to matters beyond the control of the Plan, a decision regarding your claim cannot be made within the 30-day extension, the period for making the decision may be extended for an additional 30 days, provided that BANK OF THE COMMONWEALTH notifies you, prior to the end of the first 30-day extension, of the circumstances requiring the additional extension and the date as of which the Plan expects to make a decision. The notice will specifically explain the standards on which the approval of your claim will be based, the unresolved issues that prevent a decision on your claim, and the additional information needed to resolve those issues. You will have at least 45 days within which to provide the specified information.

The period of time within which approval or denial of your claim is required to be made generally begins at the time your claim is filed. If the period of time is extended because you fail to submit information necessary to decide your claim, the period for approving or denying your claim will not include the period of time between the date on which the notification of the extension is sent to you and the date on which you provide the additional information.

BANK OF THE COMMONWEALTH will provide you with written or electronic notification if your claim is denied. The notification will provide the following:

i.	The specific reason or reasons for the denial;

ii.	Reference to the specific section of the Plan on which the denial is based;

iii.	A description of any additional information that you must provide before the claim may continue to be processed and an explanation of why such information is necessary;

iv.	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act (ERISA) following a claim denial on review;

v.	In the case of a Plan providing disability benefits,

If BANK OF THE COMMONWEALTH used an internal rule or guideline in denying your claim, either the specific rule or guideline; or a statement that the rule or guideline was relied upon in denying your claim and that a copy will be provided free of charge to you upon request.

If the claim denial is based on a medical necessity, experimental treatment or similar situation, either an explanation of the scientific or clinical basis for the denial, applying the terms of the Plan to your medical circumstances, or a statement that an explanation will be provided free of charge upon request.

HOW TO APPEAL A DENIED CLAIM

You or your Beneficiary will have 60 days from receipt of the notice of claim denial in which to appeal the BANK OF THE COMMONWEALTH decision. You may request that the review be in the nature of a hearing and an attorney may represent you.

However, in the case of a claim for disability benefits, if BANK OF THE COMMONWEALTH is deciding whether you are disabled under the terms of the Plan, you will have at least 180 days following receipt of notification of a claim denial within which to appeal BANK OF THE COMMONWEALTH decision.

You may submit written comments, documents, records, and other information relating to your claim. In addition, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information pertaining to your claim.

Your appeal will take into account all comments, documents, records, and other information submitted by you relating to the claim, even if the information was not included originally.

If the claim is for disability benefits:

i.	Your claim will be reviewed independent of your original claim and will be conducted by a named fiduciary of the Plan other than the individual who denied your original claim or any of his or her employees.

ii.	In deciding an appeal of a claim denial that is based in whole or in part on a medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

iii.	BANK OF THE COMMONWEALTH will provide you with the name(s) of the health care professional(s) who was consulted in connection with your original claim, even if the claim denial was not based on his or her advice. The health care professional consulted for purposes of your appeal will not be the same person or any of his or her employees.

iv.	You will be notified of the outcome of your appeal no later than 45 days after receipt of your request for the appeal, unless BANK OF THE COMMONWEALTH determines that special circumstances require an extension of time for processing the claim. If BANK OF THE COMMONWEALTH determines that an extension is required, written notice of the extension will be provided to you prior to the end of the initial 45-day period. The notice will identify the special circumstances requiring an extension and the date by which the Plan expects to make a decision regarding your claim.

BANK OF THE COMMONWEALTH will provide you with written or electronic notification of the final outcome of your claim. The notification will include:

i.	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim;

ii.	A statement describing any additional voluntary appeal procedures offered by the Plan, your right to obtain the information about such procedures, and a statement of your right to bring an action under Section 502(a) of ERISA; and

iii.	If BANK OF THE COMMONWEALTH used an internal rule or guideline in denying your claim, either the specific rule or guideline; or a statement that the rule or guideline was relied upon in denying your claim and that a copy will be provided free of charge to you upon request.

If the claim denial is based on a medical necessity, experimental treatment or similar situation, either an explanation of the scientific or clinical basis for the denial, applying the terms of the Plan to your medical circumstances, or a statement that an explanation will be provided free of charge upon request.

SECTION SIX: MISCELLANEOUS

BORROWING FROM THE PLAN

Effective Date

As a Participant in this Plan, you may be permitted to borrow a portion of your vested account balance. The loan program adopted by BANK OF THE COMMONWEALTH is effective 01/01/1993 and is available on a uniform basis to all parties in interest to the Plan who meet loan qualification requirements.

Loan Program Administrator

If you have questions regarding the loan program you should contact THE PLAN ADMINISTRATOR, the person responsible for administering your loan program. You may reach THE PLAN ADMINISTRATOR, the loan program administrator, at 403 BOUSH STREET, NORFOLK, VA 23501.

Loan Application Procedure

To apply for a loan under this Plan, you must complete and return to THE PLAN ADMINISTRATOR a Loan Application Form, furnishing all information requested and pay any required loan application processing fees.

Collateral Pledge

A percentage of your vested account balance equal to the amount borrowed divided by your vested account balance is pledged as security for repayment of loans under this program.

Limitations on Loan Types

Loans from this Plan may be used for any purpose.

Loan Approval Standards

Decisions approving or denying loans from this Plan will be based on the value of your vested Individual Account and LOAN APPROVAL IS LIMITED TO ONE OUTSTANDING LOAN PER PARTICIPANT.

Loan Principal Limitations

The minimum amount you may borrow from this Plan is $1000. The maximum amount you may borrow from this Plan is the lesser of one-half of your vested account balance or $50,000.

Interest Calculations

Interest on Loans from this Plan will be equal to the prime rate as printed in the Wall Street Journal at the time you take your loan.

Default Provisions

You will be deemed to have defaulted on your loan if you fail to remit payment in a timely manner as required under the Loan Agreement, breach any of your obligations or duties under the Loan Agreement, or terminate employment.

Upon default, THE PLAN ADMINISTRATOR is entitled to foreclose its security interest in your vested account balance pledged for repayment upon the occurrence of an event which triggers a distribution of your benefits. In addition, THE PLAN ADMINISTRATOR will report as taxable any amounts that are deemed distributed as a result of failing to make loan payments.

PLAN TERMINATION

BANK OF THE COMMONWEALTH expects to continue the Plan indefinitely. However, BANK OF THE COMMONWEALTH may terminate the Plan at any time by appropriate action of its managing body. In the unlikely event BANK OF THE COMMONWEALTH does terminate the Plan, you will become 100% vested in the aggregate value of your Individual Account regardless of whether your vesting years of service are sufficient to make you 100% vested under the vesting schedule(s).

If the Plan terminates, benefits are not insured by the Pension Benefit Guaranty Corporation (PBGC). Under the law, PBGC insurance does not cover the type of plans called defined contribution plans. This Plan is a defined contribution plan and, therefore, is not covered.

BREAK IN SERVICE SITUATIONS

If you quit your job, incur a break in service and then return to work, your date of participation depends on whether you had a vested interest in contributions at the time you quit and incurred a break in service.

If you had a vested interest, you will participate again on the first Entry Date after your return to employment. In addition, your vesting years of service accumulated prior to the time you quit and incurred a break in service will be counted in figuring your vested interest.

If you did not have a vested interest, any eligibility years of service occurring before the break in service will be taken into account and you will begin to participate again on the first Entry Date after your return to service unless the number of consecutive one year breaks in service equals or exceeds the greater of five years, or the aggregate number of eligibility years of service preceding the breaks in service. If your period of consecutive breaks in service exceeds your period of prior service, you will be treated as a new employee and will participate again when you satisfy the Plan’s eligibility requirements. In addition, any vesting years of service occurring before the break in service will be taken into account in computing your vested interest under the Plan unless the number of consecutive one year breaks in service equals or exceeds the greater of five years or the aggregate number of vesting years of service preceding the breaks in service. For example, if you work for two years, quit without being vested, and then return to employment after a break of two years or less, the Plan will give you vesting credit for the initial two-year period.

PLAN EXPENSES

All reasonable expenses of administration, including, but not limited to, those involved in retaining necessary professional assistance may be paid from the assets of the Plan. Such expenses may be allocated among all Plan Participants or, with respect to expenses directly related to you, charged to your Individual Account. Examples of expenses that may be directly related to you include, but are not limited to, general recordkeeping fees and expenses incurred in relation to loans (if permitted under your Plan), distributions, qualified domestic relations orders and your ability to direct the investment of your Individual Account, if applicable. Finally, the Employer may, in its discretion, pay any or all of these expenses. Your Plan Administrator will provide you with a summary of all Plan expenses and the method of payment of the expenses upon request.

SECTION SEVEN: RIGHTS UNDER ERISA

THE RIGHTS AND PROTECTIONS TO WHICH A PLAN PARTICIPANT IS ENTITLED UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT

As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

1.	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all Plan documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by BANK OF THE COMMONWEALTH with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2.	Obtain, upon request to the Plan Administrator, copies of documents governing the operations of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description (SPD). The Plan Administrator may make a reasonable charge for the copies.

3.	Receive a summary of the Plan’s annual financial report. BANK OF THE COMMONWEALTH is required by law to furnish each participant with a copy of this Summary Annual Report.

4.	Obtain, once a year, a statement of the total pension benefits accrued and the nonforfeitable (vested) pension benefits (if any) or the earliest date on which benefits will become nonforfeitable (vested). The Plan may require a written request for this statement, but it must provide the statement free of charge.

Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including BANK OF THE COMMONWEALTH, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require BANK OF THE COMMONWEALTH to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of BANK OF THE COMMONWEALTH. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay the costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact BANK OF THE COMMONWEALTH. If you have any questions about this statement or about your rights under ERISA, or you need assistance in obtaining documents from BANK OF THE COMMONWEALTH, you should contact the nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Further, if this Plan is maintained by more than one employer, you can obtain, in writing, information as to whether a particular employer is participating in this Plan and, if so, the participating Employer’s address. In addition, you may request, in writing, a complete list of Employers participating in this Plan. You may obtain such information by making a written request to BANK OF THE COMMONWEALTH. BANK OF THE COMMONWEALTH is the most significant (parent) employer of the group of employers maintaining this Plan.

Employer Information

Name:	BANK OF THE COMMONWEALTH
Address:	403 BOUSH STREET
NORFOLK, VA 23501

Business Telephone:	757-446-6907
Identification Number:	54-0886483
Income Tax Year End:	12/31

Agent for Service of Legal Process

The Agent for Service of Legal Process is the person upon whom any legal papers can be served. Service of legal process may be made upon a Plan Trustee, the Employer or the Plan Administrator.

Name:	CYNTHIA SABOL
Address:	403 BOUSH STREET, NORFOLK, VA 23501

Trustee(s)

Name:	MG TRUST COMPANY, LLC
Title:	TRUST DEPARTMENT
Business Address:	700 17TH STREET, SUITE 300, DENVER, CO 80202
Business Telephone:	720-956-6500

Qualified	SUMMARY PLAN DESCRIPTION
Retirement Plan/403(b)	Loan Information Sheet
As a participant in the qualified retirement plan/403(b) adopted by your employer, you may be able to borrow a portion of your vested account balance. The loan program adopted by your employer is available on a uniform basis to all parties in interest to the plan who meet loan qualification requirements. For additional information about the loan program available under your employer’s plan, contact the loan program administrator listed below.
NOTE: This Loan Information Sheet constitutes part of the Summary Plan Description (SPD) of your Qualified Retirement Plan and should be kept with your other SPD documents.

PLAN LOAN	Plan Name BANK OF THE COMMONWEALTH 401(k) PROFIT SHARING PLAN
INFORMATION	Plan Number 001 Plan Year End 12/31

EFFECTIVE DATE	The effective date of the plan loan program is 01/01/1993

LOAN PROGRAM	The person responsible for administering your loan program is THE PLAN ADMINISTRATOR
ADMINISTRATOR	Your loan program administrator may be reached at the following address and/or telephone number: 403 BOUSH STREET, NORFOLK, VA 23501

LOAN APPLICATION PROCEDURE	To apply for a loan under this plan, you must complete and return to the loan program administrator a Loan Application, furnishing all information requested and pay any required loan application processing fees. In addition, you must follow the procedures described below (specify).

LIMITATIONS ON	Loans from this plan may be used for the following purposes:
TYPES OF LOANS	☑ all
☐ purchase of your principal residence
☐ post-secondary tuition for you or your immediate family
☐ medical expenses for you or your immediate family
☐ rent or mortgage payments to prevent eviction or foreclosure from your principal residence
☐ other (specify)

LOAN APPROVAL	Decisions approving or denying loans from this Plan will be based on the following criteria:
STANDARDS	☑ the value of your vested individual account balance
☑ other (specify) LOAN APPROVAL IS LIMITED TO ONE OUTSTANDING LOAN PER PARTICIPANT
NOTE: Loan approval basis selected must not cause loans to be made available on a discriminatory basis.

LOAN PRINCIPAL LIMITATIONS	Loans from this plan shall be in a minimum amount of $1000 (may not exceed $1,000).
The maximum amount of all loans outstanding cannot exceed ☑ the lesser of one-half of your vested account balance or $50,000, or
☐ other (specify)
NOTE: If the “other” option is selected, the amount entered generally cannot exceed the lesser of one-half of your vested account balance or $50,000.

INTEREST	Interest on loans from this plan will be computed on the following basis:
CALCULATION	☑ prime rate (as specified in the Wall Street Journal)
☐ prime rate (as specified in the Wall Street Journal) plus percent
☐ other (specify)
NOTE: The interest rate must be comparable to that charged by commercial lenders in a similar transaction. Any loan renewals are subject to interest rate modification.

COLLATERAL PLEDGE	A percentage of your vested account balance equal to the amount borrowed divided by your vested account balance is pledged as security for repayment of loans under this program.

DEFAULT	The following are deemed to be acts of default under your qualified plan/403(b) loan program:
PROVISIONS	• failure to remit payment in a timely manner as required under the Loan Agreement
• breach of any of your obligations or duties under the Loan Agreement
• termination of employment
• other (specify)

Upon default, your loan program administrator is entitled to foreclose its security interest in your vested account balance pledged for repayment upon the occurrence of an event which triggers a distribution of your benefits.

In addition, the loan program administrator will report as taxable any amounts which are deemed distributed as a result of failing to make loan payments.